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                                                                    Exhibit 10.6

                        AMENDMENT NO. 1 TO FIRST AMENDED
                       AND RESTATED OPERATING AGREEMENT OF
                      BUFFINGTON HARBOR RIVERBOATS, L.L.C.

          This Amendment No. 1 to First Amended and Restated Operating Agreement (the "Amendment") is entered into as of this 23rd day of April, 1996 by and between TRUMP INDIANA, INC., a Delaware corporation, having an office at 6012 W. Industrial Highway, Gary, Indiana 46406 (hereinafter sometimes referred to as "Trump"), and THE MAJESTIC STAR CASINO, LLC (formerly Barden-Davis Casino, LLC), an Indiana limited liability company, having an office at Suite 2400, 400 Renaissance Center, Detroit, Michigan 48243 (hereinafter sometimes referred to as "Majestic"; Trump and Majestic are hereinafter sometimes referred to as the "Members" and individually as a "Member").

                               W I T N E S S E T H

          WHEREAS, Trump and Majestic have formed Buffington Harbor Riverboats, L.L.C., a Delaware limited liability company (the "LLC"), pursuant to the terms of an Operating Agreement dated as of September 27, 1995 (the "Operating Agreement");

          WHEREAS, Trump and Majestic amended and restated the Operating Agreement by a First Amended and Restated Operating Agreement dated as of October 31, 1995 (the Operating Agreement, as so amended and restated, is hereinafter referred to as the "Agreement"); and

          WHEREAS, the Members wish to amend the Agreement in the respects hereinafter set forth.

          NOW THEREFORE, in consideration of the mutual covenants and conditions hereafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

          2. Change of Member's Name. Majestic represents to Trump, and Trump acknowledges, that Barden-Davis Casino, LLC has changed its name to "The Majestic Star Casino, LLC" by filing with the Indiana Secretary of State an amendment to its Articles of Organization. Majestic and Trump agree to file with the Delaware Secretary of State an amendment to the Certificate of Formation of Buffington Harbor Riverboats, L.L.C. confirming Majestic's name change. Unless the context clearly requires otherwise, all references in the Agreement to "BDC" shall be deemed to refer to "Majestic".

          3. Establishment of Operating Subcommittee. The Members acknowledge and agree that the Operating Committee can more effectively carry out and discharge certain of its responsibilities relative to the operation and management of the LLC through a subcommittee comprised of on-site personnel. Accordingly, a subcommittee (the "Subcommittee") of the Operating Committee is hereby established on the following terms:

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               (a)  The Subcommittee shall have responsibility for the
          day-to-day operations, management and maintenance of the Common Areas, and the day-to-day delivery and supervision of services to be provided by the LLC from time to time under any Berthing Agreement.

               (b) The Subcommittee shall consist of two voting representatives, one of whom shall be the general manager of Trump's on-site gaming operations, and the other of whom shall be the general manager of Majestic's on-site gaming operations. Each representative shall be employed on a full time basis at the site of the LLC Property.

               (c) Subject to overall direction from the operating Committee, the Subcommittee shall have the power and authority to perform the functions and responsibilities of the Operating Committee as set forth in Section 3.2 of the Agreement, insofar as such functions and responsibilities pertain to the matters referred to in subparagraph
          (a) above, provided that the subcommittee shall not have the authority to enter into any contract or other obligation or commitment in the name of or on behalf of the LLC that involves an expenditure in excess of two hundred fifty thousand ($250,000) dollars, or any employment contract or arrangement that involves the payment of a salary or other compensation in excess of fifty thousand ($50,000) dollars per year.

               (d) The Subcommittee shall submit periodic reports (not less than monthly) to the Operating Committee, which shall include a summary of operations, revenues, expenses, significant new contracts, obligations and commitments and matters that should be acted upon by the Operating Committee. The representatives of the Subcommittee shall endeavor to attend the meetings of the Operating Committee, but shall not (i) be members of the Operating Committee, (ii) vote on matters before the Operating Committee, or (iii) be included in any determination of whether or not a quorum of the Operating Committee has been constituted, unless (and then only to the extent that) one or both representatives to the Subcommittee also have been separately named under the terms of the Agreement as member(s) of the Operating Committee. The presence and/or absence of any member(s) of the Subcommittee, in their capacities as such, shall not affect the validity of any action taken by the operating Committee.

               (e) The Subcommittee may act only by the affirmative vote of both representatives; provided, that during any period in which an Event of Default continues, the representative appointed by the Defaulting Member shall be suspended from participating on the Subcommittee and the Subcommittee may act by the affirmative vote of the other representative.

               (f) The LLC is a member-managed limited liability company. Each representative of the Subcommittee shall be deemed to be the agent of, and to represent, the Member that employed him or her, and show all his or her loyalty and duty to such Member.

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          4.   Extension of Time for Agreement Upon Initial Operating Plan and
Budget. Section 3.9(d) of the Agreement is amended to provide that the date by which the initial Operating Plan and Budget is to be agreed upon shall be April 30, 1996.

          5. Amendment Regarding Increases in the Operating Plan and Budget. The limitation on obligatory increases in the operating Plan and Budget during any fiscal year set forth in Section 3.9(e) of the Agreement shall be increased from two million five hundred thousand ($2,500,000) dollars to five million ($5,000,000) dollars, if and to the extent the LLC requires funds in excess of the amount of available insurance proceeds to repair or restore the Common Areas following a casualty.

          6. Amendment to Timing of Additional Capital Contributions. The parties acknowledge that each Member has made the capital contributions required to be made by it pursuant to Sections 4.1(a)(1), (2) and (3) of the Agreement (although such acknowledgement shall not constitute a waiver of any claim or right the LLC or the other Member may have with regard to any representation or warranty with respect to any capital contribution). Section 4.1(a)(5) of the Agreement is hereby deleted in its entirety and replaced with the following new
Section 4.1(a)(5):

          Each of Trump and Majestic shall contribute one-half (1/2) of the amount shown on the 60 Day Projection (as hereinafter defined) on or before the fifth (5th) day of each month following issuance of a 60 Day Projection, and each such contribution shall apply against the Member's additional capital contribution due under Subsection (4) above; provided, in any event each Member shall contribute the balance of its additional capital contribution due under Subsection (4) above (i.e., $18,993,415 less prior capital contributions by the Member under Subsection (4) above or this Subsection) on or before June 1, 1996. For purposes hereof the "60 Day Projection" shall mean the cash flow projection forecasting the amount of additional funds required to construct the Site Plan Improvements and to otherwise conduct the LLC's contemplated operations during the sixty (60) days following such projection, all in accordance with the Improvements Budget, taking into account cash on hand and projected revenues for the applicable period. Each 60 Day Projection shall be prepared by the Subcommittee on or before the first (1st) day of each month commencing March 1, 1996. Notwithstanding anything herein to the contrary, no member shall be obligated to make aggregate contributions under this Section 4.1 in excess of one-half (1/2) of the Improvements Budget.

          7. Extension of Time For Berthing Agreements. Section 4.1(e) of the Agreement is amended to provide that the date by which each Member shall enter into a Berthing Agreement shall be April 30, 1996.

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          8.   Amendment to Section 8(a) and (b). Section 8(a) and (b) of the
Agreement are hereby deleted and replaced with the following new Sections 8(a) and (b):

               (a) No interest of any Member in the LLC or otherwise under this Agreement shall be sold, transferred, pledged, encumbered, hypothecated or assigned, unless (i) such transaction complies with any relevant provisions of Section 8(b), (ii) any sale or other assignment of the interest subsumes the Member's entire interest in the LLC (including all of the Member's voting rights, powers of appointment, informational rights, Percentage Interest and Capital Account), (iii) except as to a pledge, granting of a security interest or collateral assignment for security purposes (as to which this subclause shall not apply), the counterparty to the transaction expressly acknowledges that it acquires its rights in the interest subject to the terms of this Agreement (which shall continue to govern) and such counterparty assumes in writing any obligations of the selling Member from and after the date of such assumption under this Agreement and the Assignment and Assumption Agreement of even date, and reasonable assurances are provided to the remaining Member that all monetary obligations hereunder of the selling Member prior to the date of such assumption have been or will be satisfied, and (iv) such transaction would not result in a breach or default under any agreement to which the LLC is a party or give rise to the right to accelerate the maturity of any LLC indebtedness or result in any fees or penalties to the LLC (unless the transferee or assignor indemnifies the LLC against such fees or penalties in a manner reasonably satisfactory to the non-transferring Member or pays such fees or penalties).

               (b) A Member may sell its entire interest in the LLC to any Person which simultaneously acquires or has acquired a Certificate of Suitability or a Riverboat Owner's License issued by the Commission for use at the LLC Property. A Member may pledge, grant a security interest in or make a collateral assignment of its entire interest in the LLC as security for a loan, a surety bond, an extension of credit or a guaranty on behalf of, by or to the Member; provided such loan, surety bond, credit or guaranty is extended or issued in connection with the Member's financial or performance obligations with respect to its gaming operations at the Property or with respect to the LLC, including in connection with the Member's (i) ownership, chartering, equipping or operation of its riverboat, (ii) gaming-equipment or other improvements, (iii) working capital needs, and (iv) past or future capital contributions to the LLC, as well as for the extension, reimbursement or refinancing of the foregoing; and further provided that the loan, surety bond, credito or guaranty (or extension or refinancing of the foregoing) does not serve as security for, and is not cross-collateralized with, a loan that is not made in respect of the Member's aforementioned obligations.

          9. No Other Amendment. Except as amended and modified in the respects specifically set forth above, the Agreement remains in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

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                                        "TRUMP"

                                        TRUMP INDIANA

                                        By:  /s/ Robert M. Pickus
                                           -----------------------------
                                             Robert M. Pickus
                                        Its: Vice President

                                        "MAJESTIC"

                                        THE MAJESTIC STAR CASINO, LLC

                                        By: Barden Development, Inc.,
                                            Member

                                            By:  /s/ Don H. Barden
                                               -------------------------
                                                 Don H. Barden
                                                 President

                                        And

                                        By: Gary Riverboat Gaming, LLC,
                                            Member

                                            By: Barden Management, Inc.,
                                                Its Manager

                                                By:  /s/ Don H. Barden
                                                   ---------------------
                                                     Don H. Barden
                                                     President